Exhibit 99.1

CONTACT:	Roberta R. Jennings	FOR IMMEDIATE RELEASE
	513/579-4153	August 25, 2004

Kevin T. Kabat To Lead Retail, Affiliate Banking;

Robert P. Niehaus Announces Retirement

Fifth Third Bancorp Executive Vice President Kevin T. Kabat has been appointed to EVP, Retail Banking, Affiliate Administration and Marketing for the Bancorp. Kabat, 47, assumes this role from Robert P. Niehaus, 58, who will retire later this year after a 36-year career.

Prior to this role, Mr. Kabat served as President & CEO of Fifth Third Bank (Western Michigan), the second largest affiliate in Fifth Third’s 17-affiliate structure, with 139 Banking Centers, $9.3 billion in assets and $6.9 billion in deposits. Michelle Van Dyke, 40, was named his successor.

Mr. Kabat began his career with Old Kent in 1982, which was purchased by Fifth Third in 2001. He holds a Bachelor of Arts degree in behavioral science from Johns Hopkins University and a Master of Sciences degree in Industrial/Organizational Psychology from Purdue University.

Mr. Niehaus began his career with Fifth Third in 1968 in the Retail Division. He was promoted to Assistant Cashier in 1970 and graduated from Xavier University in 1971 with a B.S. in Business Administration & Marketing. In 1974, he was given responsibility for Cincinnati’s Northern Region and in 1979 he was named Vice President of the entire Cincinnati Retail Division. In 1985, Bob was appointed Senior Vice President and added the duties of Affiliate Bank Administration. He was named Executive Vice President in 1995 and has been instrumental in the orchestration of over 67 acquisitions since that time. During his tenure, the Retail Division has grown from 30 to nearly 1,000 Banking Centers.

Bob serves on the Sisters of Notre Dame de Namur Charitable Trust Board, the Moeller High School Principal’s Cabinet and the Board of Trustees of the Franciscan Services Corp. He is a past member of the Board of Trustees of the College of Mt. St. Joseph and the Greater Cincinnati Convention & Visitors Bureau. He has lent considerable time and resources to a number of volunteer activities including Moeller High School Capital Campaign, Xavier University Alumni Telethon, Mount Notre Dame High School, division leader for the United Way Campaign and chairman of the March of Dimes Walk America. He is a member of the Fifth Third Community Advisory Forum, Bankers Club, Wetherington Golf & Country Club and Leadership Cincinnati Alumni Association.

Fifth Third Bank President & CEO George A. Schaefer, Jr., states, “On behalf of the Board of Directors and our 19,000 teammates, I welcome Kevin Kabat to his new role and we thank Bob Niehaus for his significant contributions and hard work. Kevin is a talented and capable leader and we are glad to have his insight as we ready to expand our Banking Center network. We have opened 50 locations year-to-date and will open 20 more this year—in addition to our recently announced acquisition of First National Bankshares of Florida, which will add 77 locations to our franchise.”

Bob Niehaus offers, “I am looking forward to continuing my work with several local charitable organizations, and spending more time with my wife, Arlene, and our family. I thank Fifth Third, George Schaefer and all of my colleagues for their many contributions over the years.”

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $95.6 billion in assets, operates 17 affiliates with 997 full-service Banking Centers, including 130 Bank Mart® locations open seven days a week inside select grocery stores and 1,858 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee and West Virginia. The financial strength of Fifth Third’s Ohio and Michigan affiliate banks continue to be recognized by rating agencies with deposit ratings of AA- and Aa1 from Standard & Poor’s and Moody’s, respectively. Additionally, Fifth Third Bancorp continues to maintain the highest short-term ratings available at A-1+ and Prime-1, and was recently recognized by Moody’s with one of the highest senior debt ratings for any U.S. bank holding company of Aa2. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Fifth Third Processing Solutions. Investor information and press releases can be viewed at www.53.com. The company’s common stock is traded through the NASDAQ National Market System under the symbol “FITB.”

#  #  #